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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE COMMON STOCK)
                                       OF

                               IFR SYSTEMS, INC.
                                       BY

                            TESTCO ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                             AEROFLEX INCORPORATED

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME,
             ON MONDAY, MAY 20, 2002, UNLESS THE OFFER IS EXTENDED.

                                                                  April 19, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     We have been appointed by Testco Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Aeroflex Incorporated, a Delaware corporation ("Aeroflex"), to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Common Stock"), including the associated rights to purchase Common Stock (the "Rights", and collectively with the Common Stock, the "Shares"), of IFR Systems, Inc., a Delaware corporation (the "Company") at a purchase price of $1.35 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 19, 2002 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

     Holders of Shares whose certificates for such Shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to American Stock Transfer & Trust Company (the "Depositary") prior to the Expiration Date (as defined in the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in
Section 3 of the Offer to Purchase.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED IN ACCORDANCE WITH THE TERMS OF THE OFFER AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE OF THE OFFER THAT NUMBER OF SHARES THAT REPRESENTS 50.1% OF THE THEN OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"),
(2) THE FULL DISCHARGE OF THE COMPANY FROM ALL OBLIGATIONS UNDER THE COMPANY'S CREDIT AGREEMENT AND THE RELEASE OF ALL CLAIMS THEREUNDER UPON PAYMENT OF APPROXIMATELY $49 MILLION TO THE COMPANY'S LENDERS UNDER ITS CREDIT AGREEMENT,
(3) SUCH LENDERS NOT TAKING ANY ACTION TO FORECLOSE OR EXERCISE ANY OTHER RIGHTS AGAINST THE COMPANY UNDER THE CREDIT AGREEMENT PRIOR TO OR AT THE TIME OF ACCEPTANCE FOR PURCHASE OF SHARES IN THE OFFER, (4) THE FORBEARANCE AND LOAN DISCHARGE AGREEMENTS WITH SUCH LENDERS BEING IN FULL FORCE AND EFFECT AT THE TIME OF ACCEPTANCE FOR PURCHASE OF SHARES IN THE OFFER, AND (5) THERE BEING NO MATERIAL ADVERSE CHANGE IN THE COMPANY OR ITS BUSINESS. SEE SECTION 15 OF THE OFFER TO PURCHASE.
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     Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee:

          1.  Offer to Purchase dated April 19, 2002;

          2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Shares);

          3. Notice of Guaranteed Delivery to be used to accept the Offer if Share Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary prior to the Expiration Date, or if the procedures for book-entry transfer cannot be complete on a timely basis;

          4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. The letter to stockholders of the Company from Jeffrey A. Bloomer, the President and Chief Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company, which includes the recommendation of the Board of Directors of the Company (the "Board of Directors") that stockholders accept the Offer and tender their Shares to the Purchaser pursuant to the Offer;

          6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7.  A return envelope addressed to the Depositary.

     The Board of Directors (i) determined that the terms of the Offer and the Merger are fair to and in the best interests of the stockholders of the Company,
(ii) approved the Offer, the Merger (as defined below), the Merger Agreement (as defined below) and the other transactions contemplated thereby and (iii) unanimously recommends that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 13, 2002 (the "Merger Agreement"), among, Aeroflex, the Purchaser and the Company. The Merger Agreement provides for, among other things, the making of the Offer by the Purchaser, and further provides that the Purchaser will be merged with and into the Company (the "Merger") as soon as practicable following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement. Following the Merger, the Company will continue as the surviving corporation, wholly owned by Aeroflex, and the separate corporate existence of the Purchaser will cease.

     In order to tender shares in the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and other required documents should be sent to the Depositary and (ii) Share Certificates representing the tendered Shares should be delivered to the Depositary, or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as described in the Offer to Purchase), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

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     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

     The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME, ON MONDAY, MAY 20, 2002, UNLESS THE OFFER IS EXTENDED.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          MacKenzie Partners, Inc.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF AEROFLEX, THE PURCHASER, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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